Exhibit 99.1

WESTWATER RESOURCES, INC.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(expressed in thousands of dollars, except share amounts)

(unaudited)

	June 30,	December 31,
	2025	2024
ASSETS

Current Assets:
Cash and cash equivalents	$6,704	$4,272
Prepaid and other current assets	620	591
Total Current Assets	7,324	4,863

Property, plant and equipment, at cost:
Property, plant and equipment	140,241	138,581
Less: Accumulated depreciation	(1,016)	(713)
Net property, plant and equipment	139,225	137,868
Operating lease right-of-use assets	152	217
Finance lease right-of-use assets	11	14
Other long-term assets	3,786	3,395
Total Assets	$150,498	$146,357

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$7,247	$9,517
Series A-1 convertible notes	4,986	—
Accrued liabilities	1,935	2,105
Operating lease liability, current	143	134
Finance lease liability, current	6	6
Total Current Liabilities	14,317	11,762

Operating lease liability, net of current	13	86
Finance lease liability, net of current	6	9
Other long-term liabilities	1,378	1,378
Total Liabilities	15,714	13,235

Stockholders’ Equity:
Common Stock, 200,000,000 shares authorized, $0.001 par value
Issued shares - 78,439,226 and 64,830,081, respectively
Outstanding shares - 78,439,065 and 64,829,920, respectively	78	65
Paid-in capital	515,181	507,001
Accumulated deficit	(380,217)	(373,686)
Less: Treasury stock (161 shares), at cost	(258)	(258)
Total Stockholders’ Equity	134,784	133,122

Total Liabilities and Stockholders’ Equity	$150,498	$146,357

WESTWATER RESOURCES, INC.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(expressed in thousands of dollars, except share and per share amounts)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, (unaudited)		June 30, (unaudited)
	2025	2024	2025	2024
Operating Expenses:
Product development expenses	$(275)	$(281)	$(457)	$(596)
Exploration expenses	(3)	—	(10)	(11)
General and administrative expenses	(3,133)	(2,489)	(5,427)	(5,094)
Mineral property expenses	(10)	(6)	(10)	(6)
Depreciation and amortization	(154)	(62)	(306)	(124)
Total operating expenses	(3,575)	(2,838)	(6,210)	(5,831)

Non-Operating Expense:
Other expense, net	(280)	(981)	(321)	(886)
Total other expense	(280)	(981)	(321)	(886)

Net Loss	$(3,855)	$(3,819)	$(6,531)	$(6,717)

BASIC AND DILUTED LOSS PER SHARE	$(0.05)	$(0.07)	$(0.09)	$(0.12)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	75,983,998	57,427,333	71,974,217	56,757,116